                                                                    EXHIBIT 99.1
                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Members and the
Board of Directors
of OLP LLC:


In our opinion, the accompanying balance sheet, and the related statements of operations, cash flows and members' equity (deficit) present fairly, in all material respects, the financial position of OLP LLC at December 31, 2002, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. The financial statements of OLP LLC as of December 31, 2001, and for each of the two years in the period ended December 31, 2001, were audited by other independent accountants who have ceased operations. Those independent accountants expressed an unqualified opinion on those financial statements in their report dated January 28, 2002 (except with respect to the matter discussed in Note 5, as to which the date is April 30, 2002).

PricewaterhouseCoopers LLP
Cleveland, OH
March 14, 2003

                                     OLP LLC
                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000

                                 (in thousands)

                                       2002             2001             2000
                                     --------        --------         --------
Net sales                            $ 25,014        $ 15,966         $  3,677

Cost of sales                          14,238           9,425                -
                                     --------        --------         --------

  Gross margin                         10,776           6,541            3,677

Operating expenses

   Warehouse and processing             4,665           2,658            2,348
   Depreciation and amortization        1,552           1,490            1,364
   Administrative and general           1,520           1,258              937
   Occupancy                              540             421              328
   Distribution                           320             213              113
                                     --------        --------         --------

Total operating expenses                8,597           6,040            5,090
                                     --------        --------         --------

   Operating income (loss)              2,179             501           (1,413)

Interest expense                          736             886            1,303
                                     --------        --------         --------

   Net income (loss)                 $  1,443        $   (385)        $ (2,716)
                                     ========        ========         ========


        The accompanying notes are an integral part of these statements.

                                     OLP LLC
                                 BALANCE SHEETS
                        AS OF DECEMBER 31, 2002 AND 2001

                                 (in thousands)

                                                              2002             2001
                                                            --------         --------
                            ASSETS
Cash                                                        $     63         $     28
Accounts receivable, net                                       3,348            2,775
Inventories                                                    1,012              727
Prepaid expenses and other                                       556              282
                                                            --------         --------

     Total current assets                                      4,979            3,812
                                                            --------         --------

Property and equipment, at cost                               22,013           21,503
Accumulated depreciation                                      (5,402)          (3,850)
                                                            --------         --------

     Net property and equipment                               16,611           17,653
                                                            --------         --------

     Total assets                                           $ 21,590         $ 21,465
                                                            ========         ========

               LIABILITIES AND MEMBERS' EQUITY

Current portion of long-term debt                           $  1,920         $  1,170
Accounts payable                                               2,474            2,723
Other accrued liabilities                                        665              354
Due to Olympic Steel, Inc.                                       184               53
                                                            --------         --------

     Total current liabilities                                 5,243            4,300
                                                            --------         --------

Credit facility revolver                                      15,406           17,667
                                                            --------         --------

     Total liabilities                                        20,649           21,967
                                                            --------         --------


Contributed capital                                            6,600            6,600
Retained deficit                                              (5,659)          (7,102)
                                                            --------         --------

     Total members' equity (deficit)                             941             (502)
                                                            --------         --------

     Total liabilities and members' equity (deficit)        $ 21,590         $ 21,465
                                                            ========         ========


        The accompanying notes are an integral part of these statements.

                                     OLP LLC
                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                 (in thousands)


                                                             2002            2001             2000
                                                            -------         -------         -------

Cash flows from operating activities:
   Net income (loss)                                        $ 1,443         $  (385)        $(2,716)
   Adjustments to reconcile net income (loss) to net
      cash from (used for) operating activities-
         Depreciation and amortization                        1,552           1,490           1,364
                                                            -------         -------         -------

                                                              2,995           1,105          (1,352)

Changes in working capital:
   Accounts receivable                                         (573)         (2,594)            474
   Inventories                                                 (285)           (727)              -
   Prepaid expenses and other                                  (274)            (70)           (132)
   Accounts payable and other accrued liabilities                62           2,607             139
                                                            -------         -------         -------

                                                             (1,070)           (784)            481
                                                            -------         -------         -------

      Net cash from (used for) operating activities           1,925             321            (871)
                                                            -------         -------         -------

Cash flows from investing activities:
   Capital expenditures                                        (510)           (953)         (1,829)
                                                            -------         -------         -------

      Net cash used for investing activities                   (510)           (953)         (1,829)
                                                            -------         -------         -------

Cash flows from financing activities:
   Credit facility revolver, net                             (1,511)         (1,017)          1,757
   Contributed capital from members                               -           1,600           1,000
   Due to (from) Olympic Steel, Inc.                            131              47             (52)
                                                            -------         -------         -------

      Net cash (used for) from financing activities          (1,380)            630           2,705
                                                            -------         -------         -------

Cash:
   Net change                                                    35              (2)              5
   Beginning balance                                             28              30              25
                                                            -------         -------         -------

   Ending balance                                           $    63         $    28         $    30
                                                            =======         =======         =======


        The accompanying notes are an integral part of these statements.

                                     OLP LLC
                     STATEMENTS OF MEMBERS' EQUITY (DEFICIT)
                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

                                 (in thousands)

                                  CONTRIBUTED      RETAINED
                                    CAPITAL         DEFICIT
                                 -------------  --------------
Balance at December 31, 1999        $ 4,000        $(4,001)

   Net loss                               -         (2,716)

   Contributed capital                1,000              -
                                    -------        -------

Balance at December 31, 2000          5,000         (6,717)

   Net loss                               -           (385)

   Contributed capital                1,600              -
                                    -------        -------

Balance at December 31, 2001          6,600         (7,102)

   NET INCOME                             -          1,443
                                    -------        -------

BALANCE AT DECEMBER 31, 2002        $ 6,600        $(5,659)
                                    =======        =======



        The accompanying notes are an integral part of these statements.

                                     OLP LLC
                          NOTES TO FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
                             (dollars in thousands)


1. BUSINESS ACTIVITIES:

OLP LLC ("OLP" or "the Company") is a joint venture formed by the United States Steel Corporation ("USS") and Olympic Steel, Inc. ("Olympic") in April 1997 to process laser welded sheet steel blanks for the automotive industry. OLP conducts its operations from an owned 155,000 square foot facility located in Belleville, Michigan. The building is currently equipped with two automated laser welding lines and two manual laser welding lines. A fifth automated line has been purchased and is expected to be installed in the second half of 2003. The Company conducts business under the trade name Olympic Laser Processing.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that could affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash

Cash includes cash on hand and in checking accounts.

Inventories

Inventories are stated at the lower of cost or market and include the costs of purchased steel, internal and external processing, and inbound freight. Cost is determined using the specific identification method.

Property, Equipment and Depreciation

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives ranging from 5 to 30 years. Accelerated depreciation methods are used for income tax purposes.

Revenue Recognition

Revenue is recognized when steel is shipped to the customer and title has transferred. In addition to direct sales, the Company performs toll processing of customer-owned steel. Toll processing generally results in lower selling prices than the Company's direct sales. Total tolling sales were $7,080, $4,487 and $3,677 in 2002, 2001, and 2000, respectively. Sales returns and allowances are treated as reductions to sales and are provided for based on historical experience and current estimates.


3. JOINT VENTURE OWNERSHIP:

OLP is a Michigan Limited Liability Company owned 50% each by USS and Oly Steel Welding, Inc., a wholly owned subsidiary of Olympic (the Members). Each Member has contributed $3,300 in cash to capitalize OLP. Olympic is the primary operating Member, while USS is the primary marketing Member. Since formation of the Company, there have been no equity distributions.

4. PROPERTY AND EQUIPMENT:

Property and equipment consisted of the following:

                                                       DECEMBER 31,
                                            -------------------------------
                                                2002              2001
                                            -------------      ------------
Processing machinery and equipment              $ 15,589          $ 15,464
Building                                           4,679             4,679
Land                                                 702               702
Land improvements                                    342               342
Computer equipment                                   171               171
Office furniture and equipment                       150               145
Construction in progress                             380                --
                                            -------------      ------------
                                                  22,013            21,503
Less accumulated depreciation                    (5,402)           (3,850)
                                            -------------      ------------
     Net property and equipment                 $ 16,611          $ 17,653
                                            =============      ============

5. DEBT:

In April 2002, OLP entered into a new two-year secured $20,000 bank financing agreement (the "Credit Facility"). The Credit Facility is collateralized by OLP's accounts receivable, inventories, and all of its property and equipment. The Credit Facility is comprised of a revolving credit component of up to $5,500 and $14,500 of term loans. Borrowings under the revolving credit component are subject to a borrowing base formula calculated on eligible receivables and inventories. At December 31, 2002, the Company had approximately $434 of excess availability under its Credit Facility.

The Company has the option to borrow based on the bank's prime rate or the Eurocurrency Rate (Euro) plus a premium (the Premium). The Premiums are determined quarterly based upon the average of the Members' borrowing rates. In 2001, all of OLP's borrowings were based upon Euro plus .42%. Since May 1, 2002, the Company's Premium on Euro borrowings has been 2.5% and on prime borrowings is 1.0%. At December 31, 2002, the Company's effective borrowing rate approximated 4.2%.

Outstanding borrowings are guaranteed equally up to $10,000 each by Olympic and USS on a several basis. The Credit Facility is also supported by a $3,000 letter of credit by USS.

The new Credit Facility requires OLP to comply with various covenants, the most significant of which are a quarterly minimum fixed charge coverage ratio, restrictions on additional indebtedness, and limitations on capital expenditures. In connection with the new Credit Facility, OLP paid $200 of fees in April, 2002, which are being amortized to expense over the two-year term of the agreement.

Scheduled maturities of term debt are $1,920 in 2003, and $11,710 in 2004. The current loan agreement expires on April 30, 2004.

Management believes the carrying values of its long-term debt approximate their fair values, as each of the Company's variable rate debt arrangements bear interest at rates that fluctuate based on a bank's prime rate or Euro.

The Company has not entered into interest rate transactions for speculative purposes or otherwise. The Company does not hedge its exposure to floating interest rate risk.

Interest payments totaled $680, $975, and $1,285 in 2002, 2001, and 2000, respectively.

6. INCOME TAXES:

As a Michigan Limited Liability Corporation, OLP is taxed as a partnership for federal income tax purposes. Profits, losses and credits flow through to each Member based upon each Member's respective ownership interest in the Company. All federal income taxes are paid at the Member level. The Company is liable for Michigan Single Business (MSB) tax. In years 2000 to 2002, OLP paid no MSB taxes.


7. RETIREMENT PLAN:

OLP has a 401(k) retirement plan for all eligible employees. The plan allows eligible employees to contribute up to 10% of their eligible W-2 earnings. The Company's contribution is determined annually by its Board of Directors and is based on a percentage of eligible employees' contributions. For 2002, 2001, and 2000, OLP matched one half of each eligible employee's contribution, which amounted to $38, $27, and $7, respectively.


8. COMMITMENTS AND CONTINGENCIES:

The Company is party to various legal actions that it believes are ordinary in nature and incidental to the operation of its business. In the opinion of management, the outcome of the proceedings to which the Company is currently a party will not have a material adverse effect upon its operations or financial position.

The Company has a $3,800 commitment to purchase a fifth automated laser welding line from an equipment manufacturer, which is expected to be installed in the second half of 2003. As of December 31, 2002, $380 was paid towards this commitment.

In 2001, the Company leased a forklift under a long-term lease agreement. The lease is classified as operating and expires in March, 2006. For the years ended December 31, 2002 and 2001, rent expense was $56 and $36, respectively.

Future minimum lease commitments as of December 31, 2002 are as follows:

2003                      $31
2004                       31
2005                       31
2006                        6
                     -----------
                          $99
                     ===========

9. RELATED PARTY TRANSACTIONS:

As of December 31, 2002, approximately $416 or 14% of OLP accounts receivable, net of credits, related to USS. As of December 31, 2001, approximately $440 or 15% of OLP accounts receivable, net of credits, related to USS.

During 2002, 2001, and 2000, Olympic paid for certain expenditures incurred on behalf of OLP which are reimbursable according to the provisions of the joint venture operating agreement. Total reimbursable expenses incurred by Olympic amounted to $1,313, $369, and $301 for 2002, 2001, and 2000, respectively.